Exhibit 4.5

EXECUTION VERSION

Olden Lane Trust Series 6

Series MSA Supplement

Dated as of: April 25, 2017

This Series Master Services Agreement Supplement (the “Series MSA Supplement”) relating to Olden Lane Trust Series 6 (“Series 6 of Trust”) among the Trust, Olden Lane Securities LLC, as Depositor, Olden Lane Advisors LLC, as Evaluator and Supervisor, and The Bank of New York Mellon, as Custodian, Transfer Agent and Administrator, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Master Services Agreement For Olden Lane Trust, Effective for Unit Investment Trusts Investing in Equity Securities, Debt Securities and/or Derivative Transactions Established On and After November 19, 2015” (the “Master Services Agreement”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Trust, the Depositor, the Custodian, the Transfer Agent, the Administrator, the Evaluator and the Supervisor agree with respect to the Series 6 of Trust as follows:

PART I

Master Services Agreement

The Trust hereby appoints Olden Lane Securities LLC, as Depositor, Olden Lane Advisors LLC, as Evaluator and Supervisor and The Bank of New York Mellon as Custodian, Transfer Agent and Administrator of the Series 6 of Trust, and by their execution and delivery hereof, Olden Lane Securities LLC, Olden Lane Advisors LLC and The Bank of New York Mellon accept their respective appointments.

Subject to the provisions of Part II hereof, all the provisions contained in the Master Services Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. In the event of any inconsistency between the provisions of this Series MSA Supplement and the provisions of the Master Services Agreement, the Series MSA Supplement will prevail. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Master Services Agreement.

PART II

Special Terms and Conditions of Olden Lane Trust Series 6

The Series 6 of Trust specifies the following special terms and conditions:

1.           The Securities for the Series 6 of Trust listed in Part 1 of Schedule A hereto have been deposited with the Custodian by the Depositor or its designee. Listed in Part 2 of Schedule A are Contract Securities; the Depositor or its designee will deliver to the Custodian the Securities represented by such Contract Securities as provided in the Master Services Agreement.

2.           The aggregate number of Units for the Series 6 of Trust described in Section 2.03(a) of the Master Services Agreement shall be that number of Units set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 6 of Trust.

3.           The undivided beneficial interest in and ownership of the Series 6 of Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which shall be the amount set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 6 of Trust.

4.           For each Security, the Underlying Asset to Unit Ratio for the Series 6 of Trust shall be equal to the ratio of (i) the “Aggregate Principal Amount” in respect of such Securities set forth under “Trust Portfolio—Portfolio Composition” in the Prospectus for Series 6 of Trust to (ii) the number of Units for Series 6 of Trust set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 6 of Trust.

5.           The term “Record Dates” shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus for the Series 6 of Trust.

6.           The term “Distribution Dates” shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus for the Series 6 of Trust.

7.           There shall be no “Deferred Sales Charge” or “Deferred Sales Charge Payment Dates.”

8.           The term “Business Day” shall be as defined in the Master Services Agreement.

9.           The term “Trading Day” shall mean a Business Day that is also a “trading day” as set forth in footnote no. 2 under the section entitled “Essential Information” in the Prospectus for the Series 6 of Trust.

10.         The term “Mandatory Termination Date” shall mean the “Termination Date” set forth under “Essential Information” in the Prospectus for the Series 6 of Trust, subject to postponement as described in the Prospectus for the Series 6 of Trust.

11.         The Series 6 of Trust shall elect to be a Regulated Investment Company and, if required, the Depositor shall, on behalf of the Series 6 of Trust, make such filings necessary to make such election.

12.         The Depositor’s, Evaluator’s and Supervisor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus for the Series 6 of Trust.

13.         The aggregate of the Custodian’s, the Transfer Agent’s and the Administrator’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus for the Series 6 of Trust, with an aggregate minimum of $10,000 per annum.

14.         The term “Initial Date of Deposit” for the Series 6 of Trust shall be the date of this Series MSA Supplement.

15.         The term “Organizational Expense Period” for the Series 6 of Trust shall mean the period ending on the earlier of (i) the expiration of the initial offering period set forth in the Prospectus or (ii) the 180th day after the Initial Deposit Date.

16.         No Unitholder will be eligible for an In-Kind Distribution of Securities pursuant to Section 6.02 of the Master Services Agreement.

17.         Section 6.04 of the Master Services Agreement (“Rollover of Units”) shall not apply to the Series 6 of Trust.

18.         The “Creation and Development Fee” shall be the amount set forth under “Fee Table” in the Prospectus for the Series 6 of Trust.

19.         The Depositor and Evaluator represent that the Evaluator’s determination of the value of each Security as of the Initial Date of Deposit shall be set forth under “Trust Portfolio—Portfolio Composition” in the Prospectus for Series 6 of Trust, incorporated herein by reference.

20.         The Depositor may direct the dissolution of the Series 6 of Trust if due to (x) any action taken by a governmental body, or brought in court, or (y) a change in law (including tax law) or in the application or official interpretation of any law), there is or there is a substantial likelihood that the Series 6 of Trust will be prohibited in any material way from pursuing its principal investment strategy in the same manner and economic terms as on the inception date.

21.         The Series 6 of Trust is a Derivatives Trust Series, and the following sections will apply:

(i)	A form of the relevant Derivative Agreement(s) is attached hereto as Schedule B.

(ii)	The Depositor shall cause the Series 6 of Trust to enter into each Derivative Transaction set forth under “Trust Portfolio—Portfolio Composition” in the Prospectus for Series 6 of Trust and shall endorse and deliver each related Derivative Agreement concurrently with the execution of this Series MSA Supplement and cause a copy of each such Derivative Agreement to be annexed under Schedule B

(iii)	The Depositor and Evaluator represent that the Evaluator’s determination of the value of each Derivative Transaction as of the Initial Date of Deposit shall be set forth under “Trust Portfolio—Portfolio Composition” in the Prospectus for Series 6 of Trust, incorporated herein by reference.

(iv)	For each Derivative Transaction, the Underlying Asset to Unit Ratio is equal to the ratio of (i) the “Number of Options Contracts” in respect of such Derivative Transactions set forth under “Trust Portfolio—Portfolio Composition” in the Prospectus for Series 6 of Trust to (ii) the number of Units for Series 6 of Trust set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 6 of Trust.

(v)	The term “Derivative Counterparty” shall mean the Options Clearing Corporation (the “OCC”) and the relevant member of the OCC set forth in the relevant Derivatives Agreement.

(vi)	For the Series 6 of Trust, Section 3.05 of the Master Services Agreement shall not apply.

(vii)	As provided in Section 5.01 of the Master Services Agreement (“Evaluation of Securities”), the following provisions shall govern the evaluation of Derivative Transactions entered into on behalf of the Series 6 of Trust: (a) In respect of Derivative Transactions, the Evaluator shall determine the Evaluation based upon the last quoted prices for the Derivative Transactions where readily available and appropriate as determined by the Evaluator. In cases where the Derivative Transactions were not traded on the valuation date or where the Evaluator determines that market quotations are unavailable or inappropriate (e.g. due to infrequent transactions, thin trading or otherwise), the Evaluator shall determine the Evaluation of the Derivatives Transactions based on the last asked price (if the Series 6 of Trust is “short” the relevant Derivative Transaction) or bid price (if the Series 6 of Trust is “long” the relevant derivative Transaction) provided by dealers active in market-making of securities similar to the Derivatives Transactions in the over-the-counter market, if available and appropriate. If market quotes, ask prices and bid prices are unavailable or inappropriate, the Evaluator shall determine the Evaluation based on the Evaluator’s good faith determination of the fair value of the Derivatives Transactions at its reasonable discretion. To determine the fair value of the Derivatives Transactions, where and if available, the Evaluator may use values generated using third party valuation services. The Evaluator may also generate its own model-based Evaluations of the Derivatives Transactions, including using the Black-Scholes model for option valuation and using current market quotations and ask/bid prices for comparable Derivatives Transactions that are more actively traded.

(b) During the initial offering period set forth in the Prospectus, the Evaluation of Derivative Transactions shall be made (i) when the Series 6 of Trust is “long” the relevant Derivative Transactions, on the basis of the ask side of the market and (ii) when the Series 6 of Trust is “short” the relevant Derivative Transactions, on the basis of the bid side of the market. Upon expiration of the initial offering period set forth in the Prospectus, the Evaluation of Derivative Transactions shall be made (i) when the Series 6 of Trust is “long” the relevant Derivative Transactions, on the basis of the bid side of the market and (ii) when the Series 6 of Trust is “short” the relevant Derivative Transactions, on the basis of the ask side of the market.

22.          For the Series 6 of Trust, The following provisions shall modify and supplement the Master Services Agreement:

(i)	Section 3.20(a) is modified to add the following sentence prior to the last sentence of such paragraph:

With the prior consent of the Custodian, the Depositor is authorized to engage a broker qualified to act as a custodian for assets of the Series pursuant to Rule 17f-4 under the 1940 Act to maintain custody of, and act as clearing broker with respect to transactions involving, options and other instruments cleared through the Options Clearing Corporation of which the Custodian is unable to maintain custody. The clearing broker shall be identified in the Derivative Agreement attached to the Series MSA Supplement.

(ii)

Section 3.18 is modified to add the following at the end thereof:

The Depositor is authorized to take such actions and make such elections as the Depositor determines to be desirable to maintain the qualification of the Series of Trust as a regulated investment company and to reduce taxes paid by the Series of Trust notwithstanding that such actions or elections may increase the taxable income or gain reportable by Unitholders or may adversely affect the investment performance of the Series of Trust. The Depositor shall not be liable to any Unitholder or other Person for any such action taken or election made, or the failure to take any such action or make any such election, determined by the Depositor in good faith.

(iii)	Section 3.06 (a) is modified to add the following sentences at the end thereof:

“If the cash balances of the Series Income Account and Series Capital Account are insufficient to pay the expenses of the Series of Trust, the Depositor shall sell or liquidate Securities or Derivative Transactions in an amount sufficient for the payment of such expenses, provided, however, that the Depositor is authorized, but has no obligation, to assume any of the expenses otherwise payable by the Series of Trust and in such event shall pay the expense directly or provide funds to the Custodian for such payment. The Depositor shall provide the Custodian written notice of the expenses to be assumed and their amount, and such assumption shall be reflected in the Trust Series Evaluation commencing with the first Trust Series Evaluation following the Custodian’s receipt of such notice. With respect to the foregoing sentence and solely for the Series 6 of Trust, the Depositor hereby notifies the Custodian that it assumes all expenses of the Series 6 of Trust in excess of (i) the aggregate fees of the Custodian, Transfer Agent and Administrator (other than the excess of the $10,000 minimum annual fee over the annual compensation accrued at the per Unit rate set forth in the Prospectus which excess the Depositor assumes) and (ii) $2.20 per 100 Units of other administrative expenses.”

(iv)	The first sentence of Section 3.06 (b)(i) is modified to read in its entirety as follows:

“On each Distribution Date, the Transfer Agent shall distribute to each Unitholder of record at the close of business on the preceding Record Date an amount per Unit equal to such Unitholder’s Income Distribution (as defined below in paragraph (c) of this Section 3.06), plus such Unitholder’s pro rata share of such part, or all, of the balance of the Series Capital Account (computed as provided below in paragraph (d) of this Section 3.06) as the Depositor shall determine, taking into account, among other things, cash needed for payment of future trust expenses, except that, notwithstanding any provisions herein to the contrary, (x) with respect to any Series of Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), the Transfer Agent shall, on any Distribution Date, distribute the cash available for distribution in the Series Income and Series Capital Accounts within the meaning of Treas. Reg. Section 1.671-5(b)(5) if the aggregate amount of such cash available for distribution is equal to or greater than .1% of the net asset value of such Series of Trust on the related Record Date and (y) with respect to any Series of Trust which has elected to qualify as a “regulated investment company,” the Transfer Agent shall make such distributions from the Series Income and Series Capital Accounts as may be necessary, as determined and communicated to the Transfer Agent by that Series of Trust’s independent accountants engaged by the Depositor pursuant to Section 7.03, in order to avoid the imposition of any income or excise taxes on undistributed income in that Series of Trust.”

(v)	Section 3.14 is modified to add the following sentence as the last sentence of the first paragraph thereof:

“Each of the Evaluator, Supervisor or Depositor may waive any portion of the compensation otherwise payable to it by written notice to the Custodian. Any such waiver shall be irrevocable and shall be reflected in the Trust Series Evaluation commencing with the first Trust Series Evaluation following the Custodian’s receipt of such notice.”

This Series MSA Supplement shall be deemed effective when executed and delivered by the Trust, the Depositor, the Custodian, the Transfer Agent, the Administrator, the Evaluator and the Supervisor. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Series MSA Supplement shall be acceptable and binding, and this Series MSA Supplement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website).

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the undersigned have caused this Series MSA Supplement to be executed; all as of the day, month and year first above written.

Olden Lane Trust Series 6,
a Delaware Statutory Trust

By: Olden Lane Securities LLC,
as Depositor

By:	/s/ Michel Serieyssol
Michel Serieyssol
CEO

Olden Lane Securities LLC,
as Depositor

By:	/s/ Michel Serieyssol
Michel Serieyssol
CEO

Olden Lane Advisors LLC,
as Evaluator and Supervisor

By:	/s/ Michel Serieyssol
Michel Serieyssol
CEO

THE BANK OF NEW YORK MELLON,
as Custodian, Transfer Agent and Administrator

By:	/s/ Gerardo Cipriano
Gerardo Cipriano
Vice President

Series MSA Supplement – Signature Page

Schedule A to Series MSA Supplement

Securities Initially Deposited

in

Olden Lane Trust Series 6

Part 1

Securities Delivered to the Custodian on The initial Date of Deposit

Incorporated herein by this reference and made a part hereof is the “Trust Portfolio—Portfolio Composition” in schedule as set forth in the Prospectus for Series 6 of Trust.

Part 2

Contract Securities

Schedule B to Series MSA Supplement

Form of Derivative Agreement

CMTA / CLEARING INFO - Pershing 443									CLIENT ONLY INFO
SYMBOL	BUY/SELL	QUANTITY	PRICE	PRINCIPAL	FEES	TRANS. NET AMT.	TRADE DATE	STLMNT DATE	Commission for Client at Month End
2SPY 4/30/2020 C 11.86	BUY	6	210.6200	126,372.00	$0.26	$126,372.26	04/24/2017	04/25/2017	$15.00
2SPY 4/30/2020 C 237.16	BUY	3	24.7600	7,428.00	$0.13	$7,428.13	04/24/2017	04/25/2017	$7.50
2SPY 4/30/2020 P 237.16	BUY	6	26.6800	16,008.00	$0.26	$16,008.26	04/24/2017	04/25/2017	$15.00
2SPY 4/30/2020 P 201.59	SELL	6	13.5400	8,124.00	$0.26	$8,123.74	04/24/2017	04/25/2017	$15.00
2SPY 4/30/2020 C 277.36	SELL	9	8.0900	7,281.00	$0.39	$7,280.61	04/24/2017	04/25/2017	$9.00

V.	OPTION AGREEMENT

Meaning of terms in the Agreement: “Client” refers to the person(s) who signed this Option Agreement and Approval Form. “Pershing” refers to Pershing LLC. “Financial Organization” refers to the broker, bank, or other financial organization that has introduced my (our) account to Pershing. The word “you” refers to Pershing and/or the Financial Organization, as appropriate.

1. The Client acknowledges receipt of the notice pursuant to Financial Industry Regulatory Authority (FINRA) Rule 4311(d), which explains the contractual relationship between Pershing and the Financial Organization. The Client understands that this notice also appears on each of the Client’s account statements. The Client understands that the Financial Organization is not acting as the agent of Pershing. The Client understands that Pershing merely accepts from the Financial Organization orders for the purchase and sale of securities and instructions relating to other property in the Client’s account and that Pershing is not in a position, nor undertakes any responsibility, to give advice, make suitability determinations, supervise, or oversee the Financial Organization’s handling of the responsibilities undertaken by the Financial Organization pursuant to any agreement the Client may have with the Financial Organization.

2. The Client understands and is well aware that option trading may be highly speculative in nature. The Client is also aware that on certain days, option trading may cease and this could result in a financial loss to the Client. The Client agrees to hold you harmless for such loss.

3. The Client recognizes that by writing or selling an option contract (such as a call, put, or straddle) without depositing the underlying security, the Client’s risk of loss is potentially unlimited. The Client agrees to honor all assignments and to deliver the underlying security or the required funds in the prescribed time to you, and upon the Client’s failure to do so in the proper time, you are hereby authorized to act as agent for the Client and to buy in, or, sell out such securities at the current market price or otherwise act to properly margin or complete the Client’s obligation. The Client agrees to pay you a commission and fee for such service and to reimburse you for any loss incurred in connection therewith, and you are authorized to debit the Client’s account for all such amounts.

4. The Client agrees that the Client is responsible for making all final decisions as to transactions effected in any account of the Client at your firm. The Client understands that each order the Client enters (to buy or to sell) must be complete as to security, quantity, price, and duration of the order.

5. The Client is willing and able to assume the financial risks and hazards of option trading, and the Client agrees that the Client will in no way hold Pershing responsible for such losses whether incurred through following the Financial Organization’s trading recommendations or suggestions offered to the Client in good faith by the Financial Organization or through the Client’s own decisions however arrived at by the Client.

6. The Client understands that any Option Transaction made for any account of the Client is subject to the rules, regulations, customs, and usages of The Options Clearing Corporation (OCC) and of the registered national securities exchange, national securities association, clearing organization, or market where such transaction was executed. The Client agrees to abide by such rules, regulations, and usages and the Client agrees that, acting individually or in concert with others, the Client will not exceed any applicable position or exercise limits imposed by such exchange, association, clearing organization, or other market with respect to option trading.

7. If the Client does not satisfy, on a timely basis, your money or security calls, you are authorized in your sole discretion, and without notification, to take any and all steps you deem necessary to protect yourself (for any reason) in connection with options transactions for the Client’s account, including the right to buy and/or sell (including short or short exempt) for the Client’s account and risk any part or all of the shares represented by options handled, purchased, sold, and/or endorsed by you for the Client’s account or to buy for the Client’s account and risk any option as you may deem necessary or appropriate. Any and all expenses or losses incurred in this connection will be reimbursed by the Client.

8. The Client bears full responsibility for taking action to exercise an option contract; provided, however, that with respect to certain expiring options, you are authorized to permit exercise by exception to take place automatically pursuant to the rules of the OCC as in effect from time to time unless the Client specifically advises you to the contrary in writing. This procedure affects options that are in the money by a predetermined amount as set forth in the rules of the OCC. Additional information regarding this procedure is available upon your written request.

9. In addition to the terms and conditions hereof, the Client’s options account will be subject to all of the terms and conditions of all other agreements heretofore or hereafter at any time entered into with you relating to the purchase and sale of securities except to the extent that such other agreements are contrary to or inconsistent herewith.

10. This agreement shall apply to all puts or calls that you may have executed, purchased, sold, or handled for any account of the Client and also shall apply to all puts or calls that you may hereafter purchase, sell, handle, or execute for any account of the Client.

11. The Client agrees to advise the Financial Organization of any changes in the Client’s financial situation or investment objective insofar as the Client deems such changes material to the Client’s options transactions.

12. The Client has received from the Financial Organization the most recent Options Disclosure Document and Definitive Supplement. The Client has read and understands the information contained in these documents.

13. The Client understands that you assign exercise notices on a random basis. The Client understands that upon the Client’s request, you will provide the Client with further information regarding the procedure used to assign exercise notices. The random selection method utilized by Pershing is automated in so far as a random four-digit number is manually entered into a system, which uses an algorithm detailed below to derive the allocation of the assignment. A report is then generated listing the accounts to be assigned and the number of contracts assigned per affected account. In the event that a manual assignment allocation must be performed due to a system failure, the manual allocation follows the same logic as the automated method.

©2011 Pershing LLC. Pershing LLC, member FINRA, NYSE, SIPC, is a subsidiary of	PAGE 2 OF 3
The Bank of New York Mellon Corporation. Trademark(s) belong to their respective owners	FRM-OPT-AGR-10-11

14.	ARBITRATION DISCLOSURES:

THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT THE PARTIES AGREE AS FOLLOWS:

■	ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED.

■	ARBITRATION AWARDS ARE GENERALLY FINAL AND BINDING; A PARTY’S ABILITY TO HAVE A COURT REVERSE OR MODIFY AN ARBITRATION AWARD IS VERY LIMITED.

■	THE ABILITY OF THE PARTIES TO OBTAIN DOCUMENTS, WITNESS STATEMENTS, AND OTHER DISCOVERY IS GENERALLY MORE LIMITED IN ARBITRATION THAN IN COURT PROCEEDINGS.

■	THE ARBITRATORS DO NOT HAVE TO EXPLAIN THE REASON(S) FOR THEIR AWARD, UNLESS, IN AN ELIGIBLE CASE, A JOINT REQUEST FOR AN EXPLAINED DECISION HAS BEEN SUBMITTED BY ALL PARTIES TO THE PANEL AT LEAST 20 DAYS PRIOR TO THE FIRST SCHEDULED HEARING DATE.

■	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

■	THE RULES OF SOME ARBITRATION FORUMS MAY IMPOSE TIME LIMITS FOR BRINGING A CLAIM IN ARBITRATION. IN SOME CASES, A CLAIM THAT IS INELIGIBLE FOR ARBITRATION MAY BE BROUGHT IN COURT.

■	THE RULES OF THE ARBITRATION FORUM IN WHICH THE CLAIM IS FILED, AND ANY AMENDMENTS THERETO, SHALL BE INCORPORATED INTO THIS AGREEMENT.

15.	ARBITRATION AGREEMENT:

ANY CONTROVERSY BETWEEN YOU AND US SHALL BE SUBMITTED TO ARBITRATION BEFORE FINRA.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PREDISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL; (I) THE CLASS CERTIFICATION IS DENIED; (II) THE CLASS IS DECERTIFIED; OR (III) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

THE LAWS OF THE STATE OF NEW YORK GOVERN.

©2011 Pershing LLC. Pershing LLC, member FINRA, NYSE, SIPC, is a subsidiary of	PAGE 3 OF 3
The Bank of New York Mellon Corporation. Trademark(s) belong to their respective owners	FRM-OPT-AGR-10-11